Exhibit 99.3

HORIZON BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information has been prepared to illustrate the effect of the acquisition of Salin Bancshares, Inc. (“Salin”), by Horizon Bancorp, Inc. (“Horizon”). On October 29, 2018, Horizon entered into an Agreement and Plan of Merger, which was subsequently amended on December 18, 2018 (as amended, the “Merger Agreement”) providing for Horizon’s acquisition of Salin. Pursuant to the Merger Agreement, Salin merged with and into Horizon, with Horizon surviving the merger (the “Merger”), and Salin Bank and Trust Company, a wholly-owned subsidiary of Salin, merged with and into Horizon Bank, with Horizon Bank as the surviving bank. In connection with the Merger, shareholders of Salin received fixed consideration of 23,907.5 shares of Horizon common stock and $87,417.17 in cash for each share of Salin common stock. Based on the closing price of Horizon’s common stock on December 31, 2018 of $15.78 per share, the transaction value for the shares of common stock is approximately $127.6 million.

The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had been consummated on December 31, 2018 and includes pro forma adjustments based on Horizon management’s preliminary valuations of certain tangible and intangible assets. The unaudited pro forma combined condensed balance sheet combines Horizon’s audited historical consolidated balance sheet as of December 31, 2018 with Salin’s unaudited historical combined balance sheet as of September 30, 2018. The unaudited pro forma combined condensed income statement for the year ended December 31, 2018 gives effect to the Merger as if it had been consummated on January 1, 2018 and combines Horizon’s historical results for the year ended December 31, 2018 with Salin’s historical results for the twelve months ended September 30, 2018. There were no other significant transactions outside the ordinary course of business for Salin in the three months ended December 31, 2018 or 2017.

The Merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States (“GAAP”). Under the acquisition method of accounting, the assets and liabilities of Salin, as of the completion date of the merger, will be recorded at their fair values and the excess of the purchase price over the fair value of the net assets will be allocated to goodwill. Financial statements of Horizon issued after the consummation of the Merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of Salin. The operating results of Salin will be reflected in Horizon’s consolidated financial statements from and after the date the Merger is completed.

The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analyses to determine the fair values of Salin’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. In addition, estimates of Merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of Salin will change the amount of the purchase price allocable to goodwill. Additionally, changes to Salin’s stockholders’ equity, including net income and changes in the market value of Horizon’s common stock through the date the Merger is completed, also will change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed financial information presented herein. The unaudited pro forma adjustments used in preparing the unaudited pro forma combined condensed financial information are described in greater detail in the notes thereto.

The unaudited pro forma combined condensed financial information is based on, and should be read together with, (i) the historical consolidated financial statements and related notes of Horizon contained in its Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on February 28, 2019; (ii) Salin’s audited consolidated financial statements as of and for the year ended December 31, 2017 and related notes thereto attached as Exhibit 99.1 to the Current Report on Form 8-K/A to which this document is attached; (iii) Salin’s unaudited condensed consolidated balance sheet as of September 30, 2018, and its unaudited condensed consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the nine months ended September 30, 2018 and 2017, and related notes thereto attached as Exhibit 99.2 to the Current Report on Form 8-K/A to which this document is attached; and (iv) the accompanying notes to the unaudited pro forma combined condensed financial information.

HORIZON BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2018

(Dollars in thousands, unaudited)

	Horizon Historical	Salin Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$58,492	$48,939	$(33,674)	A	$73,757
Interest-earning time deposits	15,744	6,403			22,147
Trading securities - marketable equity securities - mutual funds	-	466			466
Investment securities, available for sale	600,348	231,428			831,776
Investment securities, held to maturity	210,112	121			210,233
Loans held for sale	1,038	487			1,525
Loans, net of allowance for loan losses	2,995,512	595,257	(1,606)	B	3,589,163
Premises and equipment, net	74,331	16,991	(1,699)	C	89,623
Federal Reserve and Federal Home Loan Bank stock	18,073	3,571			21,644
Goodwill	119,880	-	38,862	D	158,742
Other intangible assets	10,390	-	13,657	E	24,047
Interest receivable	14,239	3,289			17,528
Cash value of life insurance	88,062	5,815			93,877
Other assets	40,467	11,291	59	F	51,817
Total assets	$4,246,688	$924,058	$15,599		$5,186,345
Liabilities
Deposits
Non-interest bearing	$642,129	$192,770	$-		$834,899
Interest bearing	2,497,247	554,516			3,051,763
Total deposits	3,139,376	747,286	-		3,886,662
Borrowings	550,384	72,797			623,181
Subordinated debentures	37,837	19,619	(2,354)	G	55,102
Interest payable	2,031	640			2,671
Other liabilities	25,068	3,415	2,868	H	31,351
Total liabilities	3,754,696	843,757	514		4,598,967
Stockholders’ Equity
Preferred stock	-	-	-		-
Common stock	-	275	(275)	I	-
Additional paid-in capital	276,101	25,969	77,606	I	379,676
Retained earnings	224,035	59,726	(67,915)	I	215,846
Accumulated other comprehensive loss	(8,144)	(5,669)	5,669	I	(8,144)
Total stockholders’ equity	491,992	80,301	15,085		587,378
Total liabilities and stockholders’ equity	$4,246,688	$924,058	$15,599		$5,186,345

See accompanying notes to unaudited pro forma combined condensed financial statements.

HORIZON BANCORP, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED INCOME STATEMENT

AS OF DECEMBER 31, 2018

(Dollars in thousands, unaudited)

	Horizon Historical	Salin Historical		Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans receivable	$147,478	$29,059		$603	K	$177,140
Investment securities	18,690	4,853				23,543
Other	-	896				896
Total interest income	166,168	34,808		603		201,579
Interest Expense
Deposits	18,225	3,086				21,311
Borrowed funds	11,009	976				11,985
Subordinated debentures	2,365	977		133	L	3,475
Total interest expense	31,599	5,039		133		36,771
Net Interest Income	134,569	29,769		470		164,808
Provision for loan losses	2,906	1,150				4,056
Net Interest Income after Provision for Loan Losses	131,663	28,619		470		160,752
Non-interest Income
Service charges on deposit accounts	7,762	2,825				10,587
Wire transfer fees	612	-				612
Interchange fees	5,715	1,307				7,022
Fiduciary activities	7,827	1,185				9,012
Gains (losses) on sale of investment securities	(443)	-				(443)
Gain on sale of mortgage loans	6,613	502				7,115
Mortgage servicing income net of impairment	2,120	91				2,211
Increase in cash value of bank owned life insurance	1,912	124				2,036
Death benefit on bank owned life insurance	154	-				154
Other income	2,141	475				2,616
Total non-interest income	34,413	6,509		-		40,922
Non-interest Expense
Salaries and employee benefits	56,623	15,236				71,859
Net occupancy expenses	10,482	1,830				12,312
Data processing	6,816	2,490				9,306
Professional fees	1,926	975				2,901
Outside services and consultants	5,271	-				5,271
Loan expense	6,341	274				6,615
FDIC insurance expense	1,444	271				1,715
Other losses	665	-				665
Other expenses	12,948	6,823		1,079	M	20,850
Total non-interest expense	102,516	27,899		1,079		131,494
Income before income taxes	63,560	7,229		(609)		70,180
Income tax expense	10,443	1,518	J	(128)	N	11,833
Net Income	$53,117	$5,711		$(481)		$58,347
Net loss attributable to noncontrolling interest	-	(2)		-		(2)
	$53,117	$5,713		$(481)		$58,349

See accompanying notes to unaudited pro forma combined condensed financial statements.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1 – Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it had been consummated on December 31, 2018 and includes pro forma adjustments based on Horizon management’s preliminary valuations of certain tangible and intangible assets. The unaudited pro forma combined condensed balance sheet combines Horizon’s audited historical consolidated balance sheet as of December 31, 2018 with Salin’s unaudited historical combined balance sheet as of September 30, 2018. The unaudited pro forma combined condensed income statement for the year ended December 31, 2018 gives effect to the Merger as if it had been consummated on January 1, 2018 and combines Horizon’s historical results for the year ended December 31, 2018 with Salin’s historical results for the twelve months ended September 30, 2018. There were no other significant transactions outside the ordinary course of business for Salin in the three months ended December 31, 2018 or 2017. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred as of those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the fair value adjustments may be materially different from those presented in this document.

Note 2 – Purchase Price

Shareholders of Salin received fixed consideration of 23,907.5 shares of Horizon common stock and $87,417.17 in cash for each share of Salin common stock.

Note 3 – Allocation of Purchase Price

Under the acquisition method of accounting, Salin’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the Merger and to adjust Salin’s assets and liabilities to their estimated fair values at September 30, 2018.

Summary of Purchase Price Calculation and Goodwill Resulting from Salin Merger

(Dollars in thousands except shares and per share data, unaudited)

Purchase price of Salin
Salin shares outstanding	274.5456
% of shares exchanged	82.3%
Shares exchanged	225.9510
Exchange ratio	23,907.5
Shares of Horizon stock issued	6,563,707
Horizon stock price	$15.78
Purchase price - stock	$103,575	$103,575
Salin shares outstanding	274.5456
% of shares paid in cash	17.7%
Shares paid in cash	48.5946
Cash consideration per share	$87,417.17
Purchase price - cash	$24,000	24,000
Total purchase price		$127,575
Allocated to:
Historical book value of Salin’s assets and liabilities	$80,301
Salin estimated transaction expenses	(1,485)
Adjusted book value of Salin’s assets and liabilities	$78,816	$78,816
Adjustments to record assets and liabilities at fair value:
Loans, fair value mark	$(9,948)
Allowance for loan losses write-off	8,342
Premises and equipment, net	(1,699)
Other real estate owned	(150)
Subordinated debentures	2,354
Core deposit intangible	13,657
Deferred tax assets	209
Deferred tax liabilities	(2,868)
Total allocation	$9,897	$9,897
Goodwill		$38,862
Horizon estimated transaction expenses, net of tax		$(8,189)

The following pro forma adjustments are reflected in the unaudited pro forma combined condensed financial information.

A.	Fixed cash component of purchase price of $87,417.17 per share and Salin’s and Horizon’s combined estimated transaction expenses.

B.

Fair value adjustment on loans of $9.9 million, of which $3.8 million is estimated to be accretable to interest income over a five-year period and the elimination of Salin’s $8.3 million allowance for loan losses.

C.	Fair value adjustment on premises and equipment based on current market assumptions. This adjustment will be recognized over the expected life of the assets.

D.	Estimate of goodwill that will be recognized as part of the purchase accounting transaction. See the purchase price allocation in Note 3 for calculation.

E.

Estimate for core deposit intangible asset that will be recognized as part of the business combination. It is projected that this intangible asset will be amortized on a straight-line basis over a 10-year period.

F.	Net deferred tax asset based on the fair value adjustments resulting from book tax timing differences valued at an estimated tax rate of 21%.

G.	Fair value adjustment on Salin’s subordinated debentures.

H.	Net deferred tax liability based on the fair value of adjustments resulting from book tax timing differences valued at an estimated tax rate of 21%.

I.

Elimination of Salin’s stockholders’ equity and the issuance of Horizon shares in the merger. The fair value of Horizon common stock was based on the December 31, 2018 closing price of $15.78 per share.

J.	Adjustment to Salin’s net income to account for income tax expense at an estimated tax rate of 21% for the twelve months ended September 30, 2018.

K.	Accretion estimate for interest income on loans for the year ended December 31, 2018.

L.	Interest expense resulting from the fair value adjustment on Salin’s subordinated debentures.

M.	Amortization estimate of core deposit intangible for the year ended December 31, 2018.

N.	Estimate of taxes for pro forma purposes at a rate of 21% for the year ended December 31, 2018.